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                                  Exhibit 99.1


                        Press Release Dated May 12, 1998


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                          CHATTEM SELLS CORN SILK BRAND
                               TO DEL LABORATORIES


- Divestiture allows Chattem to further focus on strategic businesses and reduce debt

Chattanooga, Tennessee (May 12, 1998) - Chattem, Inc. (NASDAQ: CHTT), a Chattanooga, Tennessee-based manufacturer of health and beauty care products and the Sunsource line of dietary supplements, today announced the sale of its CORN SILK oil control makeup brand to Del Laboratories, Inc. (AMEX: DLI) for $10,750,000 plus inventories and the assumption of certain liabilities. Del is a Uniondale, New York-based marketer and manufacturer of cosmetics and over-the-counter pharmaceuticals.

CORN SILK is the original face makeup line specially formulated to absorb excess facial oil, and is offered in loose and pressed powders; liquid makeup; a cream concealer; an enriched coverstick concealer, and a new weightless powder. Chattem will continue to operate the CORN SILK business in the United Kingdom pursuant to a license agreement.

Chattem will use the net proceeds from the sale to reduce indebtedness. Chattem will recognize an extraordinary gain of approximately $.70 per share in connection with the CORN SILK divestiture. After the reduction of borrowing costs, Chattem expects the sale to be only slightly dilutive to 1998 projected earnings per share.

With the CORN SILK sale, Chattem will focus on its four strategic businesses: over-the-counter pharmaceuticals, functional toiletries, dietary supplements and anti-perspirant/deodorants.

All forward looking statements are subject to the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Chattem, Inc.

Alec Taylor
President & COO
(423) 281-2037, ext. 281